Exhibit 4.4

WARRANT AGREEMENT

Between

Materialise NV
Technologielaan 15
3001 Leuven
Belgium
Hereafter “the Company”	Hereafter “the Selected Participant”

either or both of which may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS :

1.	The Company has adopted a warrant plan (“the Plan”) that provides for the grant of Warrants;

2.	The Plan was adopted at the meeting of the board of directors held on December 18, 2015;

3.	The Board of Directors of the Company has decided to grant Warrants to the Selected Participant;

4.	The Parties wish to enter into a written agreement whereby the conditions of the grant of the Warrants are defined;

5.	The Plan shall be an integral part of this Agreement. This Agreement will also serve as “Acceptance Form” for the purposes of the Plan.

The Parties therefore agree to the following:

Article 1. Grant of Warrants

In accordance with the terms and conditions as stipulated in the Plan and this Agreement, the Company hereby grants a total of             . Warrants to the Selected Participant, who hereby accepts             . Warrants which have as a result been granted.

Article 2. Date of the Offer

The Date of the Offer, as defined in the Plan, is             .

Article 3. Acceptance period

Acceptance must take place in accordance with Section 4.3.2 of the Plan. In order to accept the warrants, the Selected Participant must complete, sign and return this Acceptance Form to the Company within             calendar days after the date of the Offer.

Article 3. Exercise Price of Warrants

The Exercise Price per Warrant is €             .

Article 4: Term of the Warrants

The term of the Warrants ends 10 years after the date of the decision to issue the Warrants.

Article 5: Vesting and Exercisability of the Warrants

5.1 Vesting of the Warrants

The Warrants will be vested according to the rules set forth in Section 4.3.4 of the Plan.

5.2 Exercisability of the Warrants

The Warrants can be exercised as stipulated in the Plan, in particular in Section 4.6 (Exercise periods) and Section 4.11 (Exercise procedure).

5.3 Number of Warrants that may be exercised during the Exercise Period

The Warrants granted to a Selected Participant can only be exercised during an Exercise Period if they are vested as stipulated in Section 4.3.4 of the Plan.

5.4 Termination of the employment agreement, consultant agreement or the director’s mandate

In case of a termination of the employment agreement, the consultant agreement or the director’s mandate of the Selected Participant, only such Warrants will be exercisable as set forth in section 4.7 of the Plan.

In witness thereof, Parties have signed this agreement

on

The Company	The Selected Participant
Materialise NV, represented by	[name]
Peter Leys
Authorized representative of the Board of Directors